UNITED STATES

  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2018

 CELSION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Registrant’s telephone number, including area code: (609) 896-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements with Certain Officers.

The Board of Directors previously adopted, subject to stockholder approval, the Celsion Corporation 2018 Stock Incentive Plan (the “2018 Plan”). At the 2018 Annual Meeting of Stockholders held on May 15, 2018, the stockholders of the Company approved the 2018 Plan. Under the 2018 Plan, the Compensation Committee of the Company’s Board of Directors may grant incentive stock options, nonqualified stock options, stock appreciation rights, phantom stock and restricted stock to all directors, officers, employees and consultants of the Company or any parent, subsidiary or affiliate of the Company. The selection of those directors, officers, employees and consultants, from among those eligible, who will receive awards under the 2018 Plan, is within the discretion of the Compensation Committee, provided that awards of incentive stock options may be made only to employees of the Company and any parent or subsidiary of the Company. An aggregate of 2,700,000 shares of common stock of the Company are available for issuance pursuant to the 2018 Plan. In addition, any shares of Company common stock reserved for issuance under the 2007 Stock Incentive Plan that were available at the time of shareholder approval of the 2018 Plan, or that become available due to the expiration or forfeiture of options granted under the 2007 Stock Incentive Plan, will be added to the pool of shares of Company common stock available under the 2018 Plan.

In the event of a Change in Control (as defined in the 2018 Plan), the Board of Directors, as constituted prior to the Change in Control, may in its discretion: (1) require that (i) options and stock appreciation rights become exercisable either immediately or upon termination of employment, (ii) the restrictions and performance measures applicable to outstanding awards lapse either immediately or upon subsequent termination of employment, or (iii) the performance measures applicable to outstanding awards are deemed satisfied at target, maximum or any other level; (2) require shares of capital stock of the resulting corporation from such Change in Control, or its parent corporation, be substituted for shares of Company common stock subject to an outstanding award; and/or (3) require outstanding awards to be surrendered to the Company by the holder and immediately cancelled by the Company, and to provide the holder (i) a cash payment as permitted under the 2018 Plan, (ii) shares of capital stock of the resulting corporation pursuant to such Change in Control, or (iii) a combination of payment of cash and issuance of shares pursuant to (3)(i) and (3)(ii) above.

The 2018 Plan will expire as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary, unless terminated earlier by the Board of Directors.

The foregoing description of the 2018 Plan is only a summary and is qualified in its entirety by reference to the 2018 Plan, a copy of which is attached hereto as exhibit 10.1 and is incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Company’s 2018 Annual Meeting of Stockholders held on May 15, 2018, the following actions were taken. The proposals below are described in detail in the Company’s definitive proxy statement dated March 30, 2018 for the Annual Meeting.

Proposal 1

Each of the individuals listed below was elected, by a majority of the votes cast at the Annual Meeting and entitled to vote on the election of directors, to serve on the Board of Directors until the 2021 Annual Meeting of Stockholders.

Nominee	For	Withheld	Broker Non-Votes
Mr. Robert W. Hooper	1,310,892	303,267	11,751,280
Dr. Alberto R. Martinez	1,342,846	276,313	11,751,280

In addition to the directors elected above, Mr. Michael H. Tardugno, Mr. Frederick J. Fritz, Dr. Augustine Chow, Dr. Donald P. Braun and Dr. Andreas Voss continued to serve as directors after the Annual Meeting.

Proposal 2

The proposal, by the Audit Committee of the Board of Directors of the Company, to ratify the appointment of WithumSmith + Brown, PC as the independent registered public accounting firm for the fiscal year ending December 31, 2018, as described in the proxy materials, was approved with approximately 94.5% of the shares present or represented and voting at the Annual Meeting voting for the proposal and approximately 3% voting against the proposal with 2.5% abstaining.

For	Against	Abstain
12,630,284	398,358	336,797

Proposal 3

The proposal to approve the adoption of the Celsion Corporation 2018 Stock Incentive Plan was approved based on the following votes:

For	Against	Abstain	Broker Non-Votes
1,127,970	403,288	82,901	11,751,280

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
10.1	Celsion Corporation 2018 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: May 15, 2018	By:	/s/Jeffrey W. Church
Jeffrey W. Church
Senior Vice President and Chief Financial Officer